MERCURY ASSET MANAGEMENT MASTER TRUST

MERCURY INTERNATIONAL PORTFOLIO

SERIES 1

FILE # 811-9049

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/02/01	NTT Docomo	$35,616,000.	$6,499.92	Goldman Sachs

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